Exhibit 16.1

January 6, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated January 6, 2014, of ScanSource, Inc. and are in agreement with the statements contained in the second and third paragraphs of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Greenville, South Carolina